As filed with the Securities and Exchange Commission on February 13, 2018

Registration No. 333-211217

333-201475

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3 Registration Statement No. 333-211217

Form S-3 Registration Statement No. 333-201475

UNDER THE SECURITIES ACT OF 1933

BARRACUDA NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

83-0380411

(I.R.S. Employer Identification No.)

3175 S. Winchester Blvd.

Campbell, California 95008

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William D. “BJ” Jenkins. Jr.

Chief Executive Officer

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, California 95008

(408) 342-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gerald T. Nowak, P.C.

Bradley C. Reed

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

(312) 862-2200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Barracuda Networks, Inc. (the “Company”) filed on Form S-3 and as amended from time-to-time (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-211217, originally filed with the SEC on May 6, 2016, as amended by Amendment No. 1 filed with the SEC on July 19, 2016; and

•	Registration Statement No. 333-201475, originally filed with the SEC on January 13, 2015, as amended by Amendment No. 1 filed with the SEC on January 27, 2015.

On November 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Barracuda Holdings, LLC (f/k/a Project Deep Blue Holdings, LLC), a Delaware limited liability company (“Newco”) and Project Deep Blue Merger Corp., a Delaware corporation and wholly owned subsidiary of Newco (“Merger Sub”). Pursuant to the Merger Agreement, on February 12, 2018, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Newco (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on February 13, 2018.

BARRACUDA NETWORKS, INC.

By:	/s/ Diane C. Honda
Diane C. Honda
Senior Vice President, General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.